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                                                                      EXHIBIT 22


                                  Subsidiaries

1.   Sheldahl Colorado, LLC, a Minnesota limited liability company

2. Sheldahl International Sales, Inc., a corporation existing under the laws of the U.S. Virgin Islands

3.   International Flex Holdings, Inc., a Delaware corporation

4.   International Flex Technologies, Inc., a Delaware corporation